Exhibit 10.4

AMENDMENT NO. 1 TO

RETENTION AND SEVERANCE AGREEMENT

This Amendment No. 1, dated as of June 19, 2006, to Retention and Severance Agreement (this “Amendment”) is entered into between ADESA, Inc. (as successor to ADESA Corporation), a Delaware corporation (the “Company”), and Cameron C. Hitchcock (the “Executive”).

R E C I T A L S

A.                                   The Company and the Executive are parties to that certain Retention and Severance Agreement dated as of January 5, 2004, as may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Agreement”).

B.                                     The Company and the Executive desire to amend the Agreement as hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               Certain Defined Terms.  Capitalized terms which are used herein without definition and that are defined in the Agreement shall have the same meanings herein as in the Agreement.

2.               Amendments to Agreement.  The Agreement is amended as follows:

2.1                                 The name and address of the Company contained in Section 10 of the Agreement is hereby amended in its entirety to read as follows:

“ADESA, Inc.

13085 Hamilton Crossing Blvd.

Carmel, IN  46032

Attention:  Chief Executive Officer”

2.2                                 The definition of “Company” contained in Section 15(C) of the Agreement is amended in its entirety as follows:

“(C) “Company” shall mean ADESA, Inc. and shall include any successor to its        business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.”

2.3                                 The third sentence contained in Section 11 of the Agreement is amended in its entirety as follows:

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“This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, except the offer letter dated as of June 19, 2006.”

2.4           The portion of the definition of “Good Reason” contained in Section 15(G)(I) to the Agreement is hereby amended in its entirety to read as follows:

“a substantial adverse alteration in the nature or status of the Executive’s duties or responsibilities, including, without limitation, that the Executive does not report to either David Gartzke or A. R. Sales or that the Executive shall no longer be (i) the President of the Dealer Services Group of the Company, (ii) serving in an equivalent position to the position of President of the Dealer Services Group of the Company, or (iii) serving in a position that is a promotion from the position of President of the Dealer Services Group of the Company.”

2.5                                 The last sentence of Section 5(C) is amended in its entirety, effective January 1, 2005, to read as follows:

“The Company shall pay the Cash Severance Payment to the Executive on or before the thirtieth day after the latest of (i) the Date of Termination, (ii) the date of the Notice of Termination, and (iii) the date upon which the conditions set forth in this Section 5(C) are satisfied; provided, however, and notwithstanding anything in this Agreement or elsewhere to the contrary, if payment or provision of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Code”) at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if, to the extent permitted under Section 409A of the Code and the regulations and guidance issued thereunder, payment or provision thereof at a later date would eliminate or mitigate any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax.  In the event this Section 5(C) requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of the delay, compounded annually, equal to the “ASK YLD” (as published in The Wall Street Journal) for the 26-week U.S. Treasury Bill for which such figure has been reported as of the date the payment should otherwise have been provided.”

2.6                                 The following new Section 16 is hereby added to the Agreement effective January 1, 2005:

“16.  Compliance with Code Section 409A.  Notwithstanding anything in this Agreement or elsewhere to the contrary, if any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties, to the extent consistent with the provisions of Section 409A of the Code and the regulations and guidance issued thereunder, shall promptly agree in good faith on appropriate provisions to eliminate or mitigate such risk without materially changing the economic value of this Agreement to either party; provided, however, that nothing in this Agreement shall prohibit the Company from withholding income and other taxes (including any additional tax or interest under Section 409A(a)(1)(B) of the Code) from any Severance Payments, that the Company determines are required to be withheld from such Severance Payments.”

3.               Effectiveness.  This Amendment shall become effective as of the date hereof, except as otherwise specified in the Amendment.

4.               Effect of Amendment.  Except as expressly amended and modified by this Amendment, all provisions of the Agreement shall remain in full force and effect.  After this Amendment becomes effective, all references in the Agreement to “this Agreement,” “hereof,” “herein” or words of similar effect, in each case referring to the Agreement, shall be deemed to be references to the Agreement as amended by this Amendment.  This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as set forth herein.

5.               Counterparts.  This Amendment may be executed in counterparts and each counterpart shall be deemed to be an original, and all counterparts shall together constitute but one and the same instrument.

6.               Governing Law.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Indiana without reference to conflict of laws principles, and, to the extent applicable, the applicable provisions of Section 409A of the Code.

7.               Section Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ADESA, INC.

By:	/s/ Angel R. Sales
Angel Rodolfo Sales
President and Chief Operating Officer

/s/ Cameron C. Hitchcock
Cameron C. Hitchcock